                                  EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


To the Board of Directors of
RenaissanceRe Holdings Ltd.

We consent to the incorporation by reference in the registration statement on Form S-8, pertaining to the RenaissanceRe Holdings Ltd. Second Amended and Restated 1993 Stock Incentive Plan and RenaissanceRe Holdings Ltd. 2001 Stock Incentive Plan for the registration of 1,950,000 common shares of RenaissanceRe Holdings Ltd. issuable pursuant to such plans of our reports dated January 26, 2001 with respect to the consolidated financial statements and schedules of RenaissanceRe Holdings Ltd. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


/s/ Ernst & Young

Hamilton, Bermuda
August 23, 2001